Exhibit 10.30

Grant # 4218

Amendment Number 1 (the “Amendment”) to the Non-Qualified Stock Option

Agreement with Kevin Oye (“you”), dated April 29, 2002

The Non-Qualified Stock Option Agreement (the “Option Agreement”) dated as of April 29, 2002 between you and Sycamore Networks, Inc. (“Sycamore” or the “Company”) under the Sycamore Networks, Inc. 1999 Stock Incentive Plan, as amended (the “Plan”), with respect to options to purchase 1,000,000 shares of common stock of the Company (the “Shares”) is hereby amended as follows.

WHEREAS, the Option Agreement was intended to have an Exercise Price Per Share equal to fair market value (as defined in the Plan) at the time it was granted; and

WHEREAS, the Company has since determined that there are reasonable grounds to conclude that the Exercise Price Per Share specified in the Option Agreement was below fair market value (as defined in the Plan) on the Grant Date; and

WHEREAS, the Company and you have determined that it is appropriate and in our mutual best interests to increase the Exercise Price Per Share under the Option Agreement to ensure that it is equal to the fair market value of the Shares on the Grant Date.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.	The Exercise Price Per Share of $3.34 for the 166,667 Options (“The Options”) which vest on or after January 1, 2005 is hereby changed to $3.40 (which represents the best currently available estimate of the fair market value of the Shares on the Grant Date).

2.	The parties agree that if the Company ultimately determines that the fair market value of the The Options on the Grant Date was higher or lower than $3.40 but higher than $3.34, then the Exercise Price Per Share for The Options shall be further adjusted to be equal to such fair market value.

3.	The Company agrees that in the event that it makes an accommodation to other similarly situated optionees who may have the Exercise Price Per Share of their Options increased as a result of such optionees having received an option which was issued with an exercise price below fair market value on the applicable grant date, then the Company will offer to make a similar accommodation for The Options for you.

4.	Unless specifically defined herein, the defined terms in this Amendment shall have the same meanings as set forth in the Option Agreement and the Plan.

5.	Except as set forth in this Amendment, all other terms and conditions of the Option Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the dates set forth below.

Sycamore Networks, Inc.

By:	/s/ Richard J. Gaynor	By:	/s/ Kevin Oye
	Name: Richard J. Gaynor		Name: Kevin Oye
	Title: Vice President Finance and Administration, Chief Financial Officer and Treasurer		Title: Vice President, Systems and Technology
Date:	12/29/06	Date:	12/29/06